Exhibit 99.1

RegeneRx Holds 2006 Annual Stockholders’ Meeting

BETHESDA, MD, July 26, 2006 - RegeneRx Biopharmaceuticals, Inc., (AMEX: RGN; www.regenerx.com) held its 2006 annual stockholders’ meeting today in Washington, D.C. Six directors were elected for the 2006 fiscal year, Reznick Group was appointed as independent auditors, and stockholders approved expansion of the company’s stock option plan by 1,000,000 shares.

During the meeting, J.J. Finkelstein, RegeneRx’s president and chief executive officer, reviewed milestones achieved over the past year, including newly issued patents, a $7.3 equity financing in March, additional scientific papers published on thymosin beta 4, (Tß4), addition of new members to the RegeneRx Board of Directors and staff, and the exercise of substantially all of the warrants outstanding from a 2004 financing that resulted in proceeds of approximately $775,000 in 2006, most of which was received in July.

“2005 was a good year for us. Our trials are moving forward with two more coming on line this year, exciting research data continues to emerge from programs throughout the world, and we have nearly $10 million of operating capital. Our initial clinical objectives are well defined and in place, and substantially all our efforts are focused on delivering positive results,” stated Finkelstein.

Thymosin Beta 4

Tß4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class drug candidate that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. One of Tß4’s key mechanisms of action is its ability to regulate the cell-building protein, actin, a vital component of cell structure and movement. Additionally, Tß4 directly influences the production of laminin-5, a protein responsible for proper adhesion and migration of certain types of mammalian cells and often deficient in patients with EB. It has also recently been reported that Tß4 can inhibit or prevent apoptosis (programmed cell death) in ocular tissue and cardiac tissue. Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that Tß4 is effective in accelerating dermal and corneal wound healing in several animal models, under a variety of conditions. A recent article was published in the scientific journal, Nature, indicating that Tß4 protects heart tissue following a myocardial infarction (heart attack) in laboratory animals. Abstracts of scientific papers related to Tß4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair. Currently, RegeneRx is developing Tß4, a 43 amino acid peptide, under an exclusive world-wide license from the National Institutes of Health. Preliminary research suggests that Tß4 may prove efficacious for multiple indications; therefore RegeneRx is developing Tß4 as a therapeutic platform. RegeneRx holds over fifty world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological injuries, and septic shock. RegeneRx is currently sponsoring three Phase II chronic dermal wound healing clinical trials and has additionally targeted ophthalmic and cardiac trials in 2006 as part of its ongoing clinical development program.

Safe Harbor Statement

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company’s current expectations regarding future events, including the ongoing and prospective development of Tß4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company’s filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.

For more information please visit RegeneRx’s web site at www.regenerx.com

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